Exhibit 10.1

CONSULTING AGREEMENT

CONSULTING AGREEMENT (this “Consulting Agreement”) dated as of this 16th day of November 2021 (the “Agreement Date”), by and between Alleghany Corporation (“Alleghany” or the “Company”) and Weston M. Hicks, located at [Redacted], (“Mr. Hicks”), his affiliates, successors and assigns (collectively, the “Consultant”).

WHEREAS, Mr. Hicks announced his intention to retire as Chief Executive Officer of the Company and that he shall resign from all his positions with the Company and its subsidiaries and affiliates, including as an officer or director thereof, effective December 31, 2021; and

WHEREAS, Mr. Hicks and the Company have agreed that Mr. Hicks shall continue in a consulting capacity with the Company on January 1, 2022 (the “Effective Date”), on the terms set forth herein:

1. Duties and Title.

(a) Consultant shall be responsible for performing the duties of consultant to the Company and certain of its subsidiaries and affiliates as are reasonably requested by the Chief Executive Officer. Such duties shall include, but are not limited to:

(i) providing potential investment themes, ideas and insight for further research, and assisting the Company’s investment team;

(ii) providing views on potential capital market, mergers and acquisitions, or investment opportunities under consideration;

(iii) furnishing a historical perspective on topics and issues at the parent company and subsidiaries; and

(iv) accessing Consultant’s long-term network of contacts and resources.

(b) Consultant’s performance shall be consistent in level with a person of Consultant’s background and experience and with such care as an ordinary prudent person in a like position would use under similar circumstances. The particular amount of time Consultant may spend in fulfilling his obligations under this Consulting Agreement may vary from day to day and week to week.

(c) It is expressly understood and agreed that the Consultant shall have the right to render services to other persons and/or engage in other business activities either in a capacity similar to that in which the Consultant shall be rendering services to the Company or otherwise and that the Consultant specifically shall not be required to devote his entire time and attention to the endeavors herein set forth.

2. Term and Fees.

(a) The term shall begin on the Effective Date and shall remain in effect until December 31, 2022 (the “Term”); provided, however, Consultant may terminate this Consulting Agreement for any reason upon thirty (30) days’ prior written notice to the Company and the Company may terminate this Agreement immediately for Cause, in each case without liability or continuing obligation (except for any compensation earned by Consultant through the date of termination and any incurred but unpaid out-of-pocket expenses incurred by Consultant pursuant to this engagement up to the date of termination). Company may also terminate this Consulting Agreement without Cause, upon thirty (30) days’ prior written notice, provided that, in such case, the Company shall continue to pay Consultant his Monthly Fee until the end of the Term. The Consulting Agreement may be renewed upon mutual agreement of the Parties. Cause shall have the meaning as provided in the Parties’ October 7, 2002 letter agreement.

(b) In exchange for the services rendered by the Consultant hereunder, the Company agrees to pay the Consultant $50,000 per month (the “Monthly Fee”).

(c) The Company and Consultant acknowledge that the Consultant is not an employee, agent, co-venturer, or representative of the Company. Any person employed by Consultant to perform hereunder will, likewise, not be deemed to be an employee of the Company. No amounts payable by Company under this Agreement will be considered salary for pension and incentive compensation purposes. Furthermore, because Consultant is engaged in his/her own independent business, Consultant is not eligible for and will not participate in the Company’s retirement plans, insurance plans and any other benefits normally afforded to employees of the Company. Consultant will bear all responsibility and liability for the payment of all federal, state and local income taxes due on money received from the Company under this Agreement and filing all appropriate tax returns and other forms with respect thereto. Moreover, Consultant will be solely responsible for any worker’s compensation, FICA, withholding tax, unemployment compensation, and any other federal or state payment in connection with the services. Consultant will indemnify and hold the Company and its affiliates harmless from and against any and all such liabilities or claims including, but not limited to, interest assessed or penalty and reasonable attorneys fees incurred, arising from Consultant’s failure to pay such taxes.

3. Representations and Warranties. Consultant represents and warrants that Consultant will perform all services in a workmanlike manner and with professional diligence and skill and Consultant further represents and warrants that the performed services shall conform to all applicable specifications and other performance requirements as set forth herein or in any written correspondence issued by the Company pursuant hereto and will comply with all applicable federal, state, and local laws, statutes, acts, ordinances, rules, codes, standards, and regulations.

4. Assignment. This Agreement is non-assignable by the Consultant without the prior written consent of the Company. The Company and any subsequent assignee may freely assign this Consulting Agreement, in whole or in part, to any party, including a subsidiary of the Company, provided that such party assumes and agrees in writing to keep and perform all of the executory obligations of the Agency hereunder.

5. Confidentiality. During the course of the Term, Consultant acknowledges that he will learn about, acquire, have access to, be provided with, and/or have possession, custody or control of confidential information regarding the business, operations, activities, products, services, clients, customers, accounts, and finances of the Company and its affiliates, as well as third parties with whom the Company may do business or contemplate transactions from time to time. Accordingly, Consultant agrees to maintain and ensure the strictest confidentiality of all confidential information in perpuity and adhere to the Company’s Code of Business Conduct and Ethics for Business Partners, including, but not limited to, all requirements regarding the safeguarding of proprietary and confidential information.

6. General Provisions.

(a) Notices. All notices require to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally, (ii) delivered via one-day overnight courier, (iii) transmitted by fax, (iv) emailed or (v) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses specified below, or to such other persons, addresses or fax numbers as a party entitled to notice shall give, in the manner herein above described to others entitled to notice:

If to the Company:

Alleghany Corporation

1411 Broadway, 34th Floor

New York, New York, 10018

Attn: Christopher K. Dalrymple, Esq.

Fax: (212) 759-3295

cdalrymple@alleghany.com

If to Consultant:

Weston M. Hicks

[Redacted]

If given personally or transmitted by facsimile, a notice shall be deemed to have been give when it is received. If given by one-day overnight courier, notice shall be deemed to have been given on the next business day following delivery to the courier. If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted. Notices and other communications given by attorneys for Consultant and the Company shall be deemed given by, respectively, Consultant and the Company.

(b) Interpretation. The headings contained in this Consulting Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Consulting Agreement.

(c) Counterparts. This Consulting Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) Waiver. Failure to invoke any right, condition, or covenant in this Consulting Agreement by either party shall not be deemed to constitute or imply a waiver of any rights, condition, or covenant and neither party may rely on such failure. No waiver of any of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, whether of similar or different nature, unless expressly so stated in writing.

(e) Modification. This Consulting Agreement may not be orally cancelled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by all of the parties to this Consulting Agreement.

(f) Severability. If any provision of this Consulting Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Consulting Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

(g) Prior Agreements. This Consulting Agreement forms the entire understanding between the parties regarding the subject matter hereof. It cancels and supersedes all prior agreements and understandings.

(h) Governing Law. This Consulting Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws rules thereof to the extent that the general application of the laws of another jurisdiction would be required thereby. The Parties hereby expressly consent to the jurisdiction of the courts of the State of New York and federal courts located therein with respect to any action or proceeding between Consultant and the Company with respect to this Consulting Agreement or any rights or obligation of such party pursuant to this Consulting Agreement and each of the parties agrees that the venue shall be New York County.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the date first written above.

Date:	ALLEGHANY CORPORATION

	By:	/s/ Joseph P. Brandon
Name: Joseph P. Brandon
Title: President

CONSULTANT

By:	/s/ Weston M. Hicks
WESTON M. HICKS

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